Exhibit 99.1

FOR IMMEDIATE RELEASE

December 23, 2020	NYSE American: REI

RING ENERGY, INC., ANNOUNCES RESULTS OF FALL 2020

REDETERMINATION OF ITS SENIOR CREDIT FACILITY

Company Also Pays Down Revolver and Adds Additional Oil Hedges

Midland, TX. December 23, 2020 – Ring Energy, Inc. (NYSEAM: REI) (“Ring” or the “Company”) announced today the results of its fall 2020 redetermination of its $1 billion senior revolving credit facility (“Credit Facility”). The borrowing base was set at $350 million, or approximately 6.7% lower than its previous borrowing base of $375 million. The next regularly scheduled bank redetermination will be on or around May 1, 2021.

Management also announced that the Company paid down an additional $45 million against the Credit Facility, or 12.5% from the $360 million drawn as of September 30, 2020. This leaves the current amount drawn at $315 million dollars and approximately $35 million in available liquidity (plus cash on hand).

Additionally, the Company provided an update to their oil hedges for calendar years 2021 and 2022. The Company added 1,500 barrels of oil per day (“Bopd”) in additional oil hedges consisting of three 500 Bopd swaps at $45.45, $45.60, and $45.96 per barrel of oil, respectively. This brings the total amount of oil hedged for calendar year 2021 to 9,000 Bopd, a 50/50 balance of collars and swaps. The Company also secured four oil hedges for calendar year 2022, three 500 Bopd swaps at $44.22, $44.75, and $44.97 per barrel of oil, respectively, and one 250 Bopd swap at $45.98 per barrel of oil. A complete summary of the Company’s hedge positions for 2021 and 2022 are listed in the table below.

		Effective					Floor	Ceiling
	Commodity	Date	End Date	Volume	Structure	Swap Price	Price	Price
				(Bopd)
2021	WTI - Crude	1/1/2021	12/31/2021	1,000	Costless Collar	-	$45.00	$52.71
	WTI - Crude	1/1/2021	12/31/2021	1,000	Costless Collar	-	$45.00	$55.08
	WTI - Crude	1/1/2021	12/31/2021	1,000	Costless Collar	-	$40.00	$55.08
	WTI - Crude	1/1/2021	12/31/2021	1,500	Costless Collar	-	$40.00	$55.35
	WTI - Crude	1/1/2021	12/31/2021	2,000	Swap	$45.37	-	-
	WTI - Crude	1/1/2021	12/31/2021	500	Swap	$45.38	-	-
	WTI - Crude	1/1/2021	12/31/2021	500	Swap	$45.00	-	-
	WTI - Crude	1/1/2021	12/31/2021	500	Swap	$45.45	-	-
	WTI - Crude	1/1/2021	12/31/2021	500	Swap	$45.60	-	-
	WTI - Crude	1/1/2021	12/31/2021	500	Swap	$45.96	-	-
				(MMBtu/d)
	HH-Nat Gas	1/1/2021	12/31/2021	6,000	Swap	$2.991	-	-

2022	WTI - Crude	1/1/2022	12/31/2022	500	Swap	$44.22	-	-
	WTI - Crude	1/1/2022	12/31/2022	500	Swap	$44.75	-	-
	WTI - Crude	1/1/2022	12/31/2022	500	Swap	$44.97	-	-
	WTI - Crude	1/1/2022	12/31/2022	250	Swap	$45.98	-	-
				(MMBtu/d)
	HH-Nat Gas	1/1/2022	12/31/2022	5,000	Swap	$2.726	-	-

Mr. Paul D. McKinney, Ring’s Chief Executive Officer and Chairman of the Board of Directors, stated, “Strengthening our balance sheet remains our primary focus and despite the challenges we’ve faced this year, the Company has reduced debt by $73 million from the high-water mark set in the second quarter of $388 million – that is a 19 percent reduction! I am confident that we can continue to allocate a disproportional amount of our free cash flow to paying down debt throughout 2021 and allocate the remaining free cash flow to maintaining or possibly modestly growing our production.”

Mr. McKinney further remarked “Adding the swaps secures our free cash flow and ability to maintain our 2021 drilling program without fear of another retraction in oil prices. With the volatility we have experienced in oil prices, taking the defensive position we have with oil hedges is in the best interest of our shareholders at this time.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development, and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. This press release and any accompanying disclosures may include or reference certain forward-looking, non-GAAP financial measures, such as free cash flow, and certain related estimates regarding future performance, results, and financial position. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties, which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended September 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

David A. Fowler, President

Ring Energy, Inc.

(432) 682-7464